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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. _____________)*

                           Catalyst Semiconductor, Inc
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   148881-10-5
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                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)

[X]      Rule 13d-1(c)

[ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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 CUSIP NO.:   148881-10-5                                      13G                                PAGE 2 OF 5 PAGES
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  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ELEX N.V.


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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                         (a)    [ ]
                                                                                                         (b)    [ ]
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  3    SEC USE ONLY


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  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       BELGIUM
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                        5    SOLE VOTING POWER

                             1,500,000
      NUMBER OF
                      ------------------------------------------------------------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                           -0-
                      ------------------------------------------------------------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               1,500,000
                      ------------------------------------------------------------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
         WITH
                                          -0-

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  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,500,000
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  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          15.1%  (BASED UPON 9,945,443 SHARES OUTSTANDING INCLUDING THE
       1,500,000 SECURITIES PURCHASED BY ELEX N.V. AND 8,445,443 SHARES OUTSTANDING AS OF MARCH 1, 1998 AS DISCLOSED ON ISSUERS
       FORM 10-Q)

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  12   TYPE OF REPORTING PERSON*

       CO
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                      *SEE INSTRUCTION BEFORE FILLING OUT!


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 CUSIP NO.:   148881-10-5                                      13G                                PAGE 3 OF 5 PAGES
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ITEM 1(a).        NAME OF ISSUER:

                           Catalyst Semiconductor, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           1250 Borregas Avenue, Sunnyvale, California 94089

ITEM 2(a).        NAME OF PERSON FILING:

                           Elex N.V.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           Transportstraat 1, D 3980, Tessenderlo, Belgium

ITEM 2(c).        CITIZENSHIP:

                           Belgium

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                           Common Stock

ITEM 2(e).        CUSIP NUMBER:

                           148881-10-5



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

   (a)   [ ] Broker or Dealer registered under Section 15 of the Act

   (b)   [ ] Bank as defined in section 3(a)(6) of the Act

   (c)   [ ] Insurance Company as defined in section 3(a)(19) of the Act

   (d) [ ] Investment Company registered under section 8 of the Investment Company Act

   (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

   (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section240.13d-1(b)(1)(ii)(F)

   (g)   [ ] Parent Holding Company, in accordance with Section
         240.13d-1(b)(ii)(G) (Note: See Item 7)

   (h)   [ ] Group, in accordance with Section240.13d-1(b)(1)(ii)(H)

                  If this statement is filed pursuant to Rule 13d-1(c), check this box |X|


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ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount Beneficially Owned:

                  1,500,000

     (b) Percent of Class:

                15.1% (Based upon 9,945,443 shares outstanding including the 1,500,000 Securities purchased by Elex N.V. and 8,445,443 shares outstanding as of March 1, 1998 as disclosed on Issuers Form 10-Q)

     (c) Number of shares as to which such person has:

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                (i) sole power to vote or to direct the vote                    1,500,000
                (ii)shared power to vote or to direct the vote                        -0-
                (iii) sole power to dispose or to direct the disposition of     1,500,000
                (iv) shared power to dispose or to direct the disposition of          -0-
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     June 15, 1998
                                       -----------------------------------------
                                                          Date


                                       ELEX N.V.

                                       By:         Roland Duchatelet
                                          --------------------------------------
                                                       Signature


                                             Roland Duchatelet / Chairman
                                       -----------------------------------------
                                                      Name/Title


        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


        ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)